Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Fourth-Quarter and Year-End Fiscal 2012 Financial Results

BILLERICA, MA, December 13, 2012 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the fourth quarter and fiscal year 2012 ended September 30, 2012.

Fourth-Quarter and Fiscal 2012 Financial Highlights

•	Revenue increases 35% to $22.3 million for Q4 2012 and grows 15% to $84.8 million for fiscal 2012.

•	Gross margin increases to 25% for Q4 2012 from 24% for Q4 2011; Climbs to 24% for fiscal 2012 from 22% in fiscal 2011.

•	Tax benefit of $2.6 million for Q4 2012 due primarily to the reversal of $3.0 million of valuation allowance for the deferred tax asset.

•	Net income at $4.9 million for Q4 2012 compared with a net loss of $92 thousand, a year ago; Full year net income increases 1,691% to $6.6 million, from $369 thousand in fiscal 2011.

•	Cash increases by $4.6 million from year-end 2011 to $20.5 million.

•	Company declares special annual dividend of $0.20 per share.
Management Comments
“We concluded an excellent fiscal year with strong results in the fourth quarter,” said CSP President & Chief Executive Officer Victor Dellovo. “We increased revenue at both of our segments, and generated strong gross margins and significantly improved earnings per share.”

“At our Systems segment, we benefited from royalty revenues related to two E-2D Hawkeye aircraft,” said Dellovo. “We expect to record revenue for the final plane on the E-2D purchase order in the first quarter of fiscal 2013. At our Service and Systems Integration segment, the strong sales growth was driven by continued demand from hosting customers as well as new customer relationships in the banking and hospital markets. All three of our subsidiaries in this segment reported year-over-year sales growth in the quarter.”

“We are executing on a new strategy to capitalize on many opportunities that we see in our markets,” said Dellovo. “This strategy includes cross selling our Systems segment multicomputers with our Services and Systems Integration software and services to become more of an end-to-end supplier; becoming a global partner to our customers by cross selling between our three Modcomp geographic locations; focusing on winning higher-margin consulting as well as managed services business; leveraging an increasing number of partnerships across both segments; and maintaining a vigilant focus on cost control. To implement this strategy and position CSP for its next stage of growth, we are making the necessary investments in sales and engineering talent.”

“Looking ahead, we expect that the recording of royalties for nine E-2D planes in 2012 versus only five that we had expected for fiscal 2012 will create a difficult year-over-year comparison in fiscal 2013,” said

Exhibit 99.1

Dellovo. “While we anticipate continued growth from our Service and Systems Integration segment, the timing of programs will most likely result in a loss at our Systems segment. Fiscal 2013 will mark an important transition year for us as we execute on our new strategy that we expect will reduce the year-to-year volatility in our sales, and position the company for sustained, long-term growth and profitability.”
Financial Results
For the fourth quarter of fiscal 2012, total sales increased 35% to $22.3 million from $16.6 million for the fourth quarter of fiscal 2011. For the full year, sales grew 15% to $84.8 million from $73.6 million in the prior year.

Gross margin for the fourth quarter of fiscal 2012 increased to 25% compared with 24% in the fourth quarter a year ago. The increase in margin during the quarter was the result of higher sales volume as well as royalty revenue that did not occur in the prior-year period. For the full year, gross margin increased to 24% from 22% in fiscal 2011.

Net income for the fourth quarter of fiscal 2012 increased to $4.9 million, or $1.43 per diluted share, compared with a net loss of $92 thousand, or $0.03 per share, in the fourth quarter of fiscal 2011. For the full year, net income grew to $6.6 million, or $1.91 per diluted share, from $369 thousand, or $0.10 per diluted share, in fiscal 2011.

For the year ended September 30, 2012, the company realized a tax benefit of $1.7 million related to a reversal of its previously disclosed valuation allowance on deferred tax assets. This reversal reflected the company's belief that it will have sufficient future taxable income to utilize its existing deferred tax assets, based on its assessment of positive evidence in its U.S operations, as well as the likelihood of continued royalty income and expectation that its Service and Systems Integration segment will continue to be profitable in future years.

Cash and short-term investments increased to $20.5 million compared with $15.9 million at year end fiscal 2011. The increase was primarily due to strong cash from operations during the year. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Special Annual Dividend

On December 10, 2012 the Board of Directors approved a special dividend of $0.20 per share, payable on December 28, 2012 to shareholders of record as of December 20, 2012. The board carefully evaluated the company's current cash position, considered alternatives for deploying cash, and determined that paying another dividend was a prudent way to generate shareholder value. The Board intends to review CSP's financial performance, balance sheet and working capital requirements to determine any future dividends.
Conference Call Details

CSP Chief Executive Officer Victor Dellovo, and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP's website.

Exhibit 99.1

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, royalty revenues related to E-2D Hawkeye aircraft, strong sales growth was driven by continued demand from hosting customers and reversal of $3.0 million of valuation allowance for the deferred tax asset. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2012		September 30, 2011
Assets
Current assets:
Cash and short-term investments	$20,493		$15,874
Accounts receivable, net	12,145	12,145,000	13,148
Officer life insurance settlement receivable	2,172		—
Inventories	6,276		6,777
Other current assets	3,620		2,079
Total current assets	44,706		37,878
Property, equipment and improvements, net	991		833
Other assets	5,369		4,397
Total assets	$51,066		$43,108

Liabilities and Shareholders’ Equity
Current liabilities	18,168		15,870
Pension and retirement plans	9,431		9,056
Non-current liabilities	426		286
Shareholders’ equity	23,041		17,896
Total liabilities and shareholders’ equity	$51,066		$43,108

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the Year ended,
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Sales:
Product	$15,976	$11,950	$59,583	$54,734
Service	6,355	4,650	25,224	18,911
Total sales	22,331	16,600	84,807	73,645

Cost of Sales:
Product	12,952	9,179	50,226	44,810
Service	3,725	3,450	14,160	12,466
Total cost of sales	16,677	12,629	64,386	57,276

Gross profit	5,654	3,971	20,421	16,369

Operating expenses:
Engineering and development	419	325	1,720	1,785
Selling, general & administrative	5,019	3,640	15,847	13,775
Total operating expenses	5,438	3,965	17,567	15,560
Proceeds from officer life insurance settlement	2,115	—	2,115	—

Operating income	2,331	6	4,969	809

Other income (expense), net	2	(39)	(100)	(94)

Income (loss) before income taxes	2,333	(33)	4,869	715
Provision (benefit) for income taxes	(2,600)	59	(1,740)	346

Net income (loss)	$4,933	$(92)	$6,609	$369

Net income(loss) attributable to common stockholders	$4,857	$(89)	$6,496	$363

Income (loss) per share - basic	$1.44	$(0.03)	$1.93	$0.11
Weighted average shares outstanding - basic	3,363	3,407	3,362	3,439

Income (loss) per share - diluted	$1.43	$(0.03)	$1.91	$0.10
Weighted average shares outstanding - diluted	3,405	3,407	3,405	3,482